Exhibit 99.2

FOR IMMEDIATE RELEASE

ABF NATIONAL MASTER FREIGHT AGREEMENT NOW RATIFIED, TO TAKE EFFECT NOVEMBER 3

•                  New agreement to result in net savings of $55 million to $65 million on an annualized basis

(Fort Smith, Arkansas, October 30, 2013) — Arkansas Best Corporation (Nasdaq: ABFS) today reported that the national five-year labor agreement for less-than-truckload carrier ABF Freight System, Inc. is now ratified and will take effect on November 3, 2013 and run through March 31, 2018.

The new ABF National Master Freight Agreement achieves the company’s stated goals of putting ABF Freight on a path to profitability by allowing the company to reduce costs and become more competitive, while preserving the best-paying jobs in the freight industry for ABF employees represented by the International Brotherhood of Teamsters.

The contract implementation follows the failure of a strike authorization vote on October 29 by employees covered by the Central Region Local Cartage supplement. The national contract was ratified by a majority of Teamster employees on June 27, 2013, and 26 of 27 supplements were ratified by October 14.

Members of the Teamsters’ ABF National Negotiating Committee were polled today following the failure of the strike vote on Tuesday, and the Committee determined that the contract is now ratified, paving the way for the November 3 effective date of the national and all supplemental agreements.

“On behalf of all of the people and customers who depend upon ABF Freight, we are pleased that this final step in our lengthy contract negotiation process is now complete,” said Arkansas Best President and Chief Executive Officer Judy R. McReynolds.

“This new labor agreement follows several years of sacrifice from our non-union employees,” McReynolds added. “As the transportation and logistics market continues to rapidly evolve, we are grateful that our union employees have also recognized the need for ABF Freight to operate much more efficiently so that we can better serve our customers every day.”

While the new contract is a significant step toward restoring ABF to its historic profitability, there is more work to be done in a highly competitive LTL marketplace, said ABF President and Chief Executive Officer Roy Slagle.

“The implementation of our national five-year agreement is a significant step for our company and we are very pleased to move forward,” Slagle said. “However, this is just one of several initiatives that we are focused on as we continuously look for ways to improve the efficiency of national operations on behalf of our customers.”

The new labor agreement will result in an estimated net savings between $55 million to $65 million on an annualized basis. This estimate is net of the August 1, 2013 union health, welfare and pension increase. Approximately 75 percent of that annualized amount will be reflected generally pro-rata, in monthly operating results beginning  immediately, with the rest expected to be fully realized over the next 24 months.

Savings come from wage and vacation reductions and from work-rule and flexibility components of the contract. The exact amount of savings will depend on the actual level of productivity gains that ABF is able to achieve through those work-rule changes and flexibility components.

Wage reductions for Teamster employees will be applied effective the week of November 3, 2013. Increases to health, welfare and pension (HW&P) will be retroactive to August 1. Those accrued HW&P costs have been included in ABF’s third quarter 2013 financial results that will be reported on November 11.

Company Descriptions

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a freight transportation services and solutions provider. Through its various subsidiaries, Arkansas Best offers a wide variety of logistics solutions including: domestic and global transportation of less-than-truckload (“LTL”) and full load shipments, expedited ground and time-definite delivery solutions, freight forwarding services, freight brokerage, oversight of roadside assistance and equipment services for commercial vehicles, and household goods moving market services for consumers, corporations, and the military. More information is available at arkbest.com, abf.com and pantherexpedite.com.

As the principal subsidiary of Arkansas Best Corporation, ABF operates as a global provider of customizable freight and logistics solutions. ABF enhances supply chain efficiencies and achieves optimum performance by focusing on specific customer needs and customizing innovative solutions. The company’s resource-rich infrastructure includes an innovative Dual-System® Network for regional and national transportation. Its portfolio of services extends from the manufacturer’s floor to expedited and time-definite final delivery. In between, customers benefit from a single point of contact and total end-to-end visibility.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995:  Statements contained in this report that are not based on historical facts are “forward-looking statements.” Terms such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “prospects,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk including, but not limited to, a workforce stoppage by our employees covered under our collective bargaining agreement or unfavorable terms of future collective bargaining agreements; general economic conditions and related shifts in market demand that impact the performance and needs of industries served by Arkansas Best Corporation’s subsidiaries and/or limit our customers’ access to adequate financial resources; relationships with employees, including unions;

union and nonunion employee wages and benefits, including changes in required contributions to multiemployer pension plans; competitive initiatives, pricing pressures, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates and the inability to collect fuel surcharges; availability of fuel; default on covenants of financing arrangements and the availability and terms of future financing arrangements; availability and cost of reliable third-party services; disruptions or failures of services essential to the use of information technology platforms in our business; availability, timing, and amount of capital expenditures; future costs of operating expenses such as fuel and related taxes; self-insurance claims and insurance premium costs; governmental regulations and policies; future climate change legislation; potential impairment of goodwill and intangible assets; the cost, timing, and performance of growth initiatives; the impact of our brand and corporate reputation; the cost, integration, and performance of any future acquisitions; the costs of continuing investments in technology, a failure of our information systems, and the impact of cyber incidents; weather conditions; and other financial, operational, and legal risks and uncertainties detailed from time to time in Arkansas Best Corporation’s Securities and Exchange Commission (“SEC”) public filings.

Contacts:

Investors: Mr. David Humphrey, Vice President, Investor Relations

Telephone:  (479) 785-6200

Media: Ms. Kathy Fieweger, Vice President, Marketing and Corporate Communications

Telephone:  (479) 719-4358

END OF RELEASE